Exhibit 99.1

PRESS RELEASE

Frequency Electronics Announces Retirement of Corporate Secretary

Mitchel Field, NY, May 6, 2010- Frequency Electronics, Inc. (NASDAQ – FEIM) announced today that Harry Newman, Corporate Secretary, is retiring from the Company, effective May 1, 2010.  Mr. Newman has served as the Company’s Corporate Secretary since he joined the Company in 1979.  Mr. Newman has also served as the Company’s Treasurer and Contracts Administrator.  Following his retirement, Mr. Newman will provide consulting services to the Company, including support for the Company’s compliance with the Sarbanes-Oxley Act of 2002.

Martin Bloch, President and CEO, said “We extend our best wishes to Harry in his retirement and express our appreciation for over 30 years of his dedicated service to Frequency Electronics.”

Alan Miller, the Company’s Treasurer and Chief Financial Officer, has assumed the duties of Corporate Secretary.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency’s products are used in commercial, government and military systems, including satellite payloads, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks.  Frequency has received over 60 awards of excellence for achievements in providing high performance electronic assemblies for over 120 space programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.  Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications, and US5G and related wireline synchronization products; FEI-Asia provides cost-effective manufacturing and distribution capabilities in a high growth market.  Frequency's Morion affiliate supplies high-quality, cost-effective quartz oscillators and components.  The Elcom Technologies affiliate provides added resources for state-of-the-art RF microwave products.  Additional information is available on the Company’s website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact information: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
TELEPHONE:                              (516) 794-4500    WEBSITE:www.frequencyelectronics.com